Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-123240, 333-123240-01 and 333-123240-02

Pricing Supplement Number 108 Dated 12/19/2005

(to Prospectus dated March 21, 2005 and Prospectus Supplement dated April 29, 2005)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Conces- sion	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Sur- vivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AMA5	$1,202,000.00	100.00%	0.625%	$1,194,487.50	FIXED	4.800%	SEMI- ANNUAL	12/15/2008	6/15/2006	$23.07	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Conces- sion	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Sur- vivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432AMB3	$511,000.00	100.00%	1.200%	$504,868.00	FIXED	5.050%	SEMI- ANNUAL	12/15/2012	6/15/2006	$24.27	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

Prudential Financial, Inc.	Trade Date: Monday, December 19, 2005 @12:00 PM ET	Prudential Financial, Inc.

	Settlement Date: Thursday, December 22, 2005	$2,000,000,000.00 Prudential Financial Retail Medium-Term Notes, including Prudential Financial InterNotes®

	Minimum Denomination/Increments: $1,000.00/$1,000.00	Prospectus dated March 21, 2005 and the Prospectus Supplement dated April 29, 2005

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved